Exhibit 99.1

Ardelyx Focuses Resources on Late-Stage Programs and Reports Second Quarter 2017 Operational Results

Restructuring Aligns Resources on Execution of Late-Stage Program Milestones

T3MPO-2 Phase 3 Trial Results of Tenapanor for IBS-C on Track for Early Fourth Quarter;

RDX7675 Onset-of-Action Data Planned for Fourth Quarter

Conference Call to be Held at 8:00 a.m. ET Today

FREMONT, Calif., Aug. 9, 2017 — Ardelyx, Inc. (NASDAQ: ARDX), a late-stage clinical company focused on enhancing the treatment of patients with cardiorenal and gastrointestinal (GI) diseases, today announced an update of its business operations and clinical programs, as well as reported financial results for the second quarter ended June 30, 2017.

“At Ardelyx, we have advanced a unique, late-stage pipeline of programs, led by our first-in-class drug candidate, tenapanor, in Phase 3 development for both IBS-C and hyperphosphatemia, and RDX7675, our proprietary binder for the treatment of hyperkalemia, which is also in Phase 3 development,” said Mike Raab, president and chief executive officer of Ardelyx. “Based on the clinical data we’ve generated to date, we are highly confident in both the registration and commercial potential for tenapanor and RDX7675. In order to fully focus on the execution of our late-stage pipeline, we have implemented a plan designed to align our resources to deliver on these programs, while also creating strategic optionality and reinforcing our financial strength.”

Mr. Raab continued, “As a result of a comprehensive strategic review, we have chosen to reduce our workforce, an inherently difficult endeavor. I am proud of everything the Ardelyx team has accomplished over the years, and am incredibly grateful for the hard work, dedication and innovations contributed by each person impacted by this decision. As we look ahead, we are confident that the changes we are making now, and the extraordinary team that remains at Ardelyx, will best position us to efficiently execute on our near-term milestones and to create value in the future.”

Strategic Restructuring and Updated Financial Guidance

Ardelyx completed a comprehensive strategic review of its operations, assessing several core areas, to optimally position the company to advance towards delivering on multiple significant opportunities with its late-stage portfolio and execute on its strategic objectives. This review resulted in the prioritization of resources to focus on the upcoming milestones for the late-stage programs, a delay in the development of a number of earlier-stage programs and a reduction in workforce of 28 percent, resulting in a remaining team of 76 employees.

Ardelyx believes that with this, and other cost-saving activities, the company is positioned to extend its operating runway to the end of 2018, excluding any revenues generated through potential partnerships. The company expects to incur approximately $0.8 million in one-time, cash-related restructuring expenses, which will be recorded predominantly in the third quarter of 2017. Ardelyx will continue to evaluate all pathways, both internal and external, to maintain a strong balance sheet and ensure it has the necessary resources to fund its operations.

Clinical Progress and Prioritized Pipeline Activities

•	T3MPO-1 Phase 3 Trial in IBS-C Achieves Primary Endpoint – In May, Ardelyx reported positive, topline results from T3MPO-1, the first of two Phase 3 trials evaluating tenapanor for the treatment of irritable bowel syndrome with constipation (IBS-C). T3MPO-1 achieved statistical significance for the primary endpoint, the combined responder rate for six of 12 weeks, showing that a greater proportion of tenapanor-treated patients compared to patients receiving placebo had at least a 30 percent reduction in abdominal pain and an increase of one or more complete spontaneous bowel movements (CSBM) in the same week for at least six of the 12 weeks of the treatment period. Notably, tenapanor had a significant impact on both constipation and abdominal pain in nine of 12 weeks and demonstrated durable responses by maintaining the effect in three of the last four weeks in those patients. Tenapanor continues to demonstrate a favorable safety profile.

•	T3MPO-2 Data On-Track and IBS-C Registration Program to be Completed in 2017 – Enrollment has been completed in both T3MPO-2, the ongoing six-month Phase 3 trial of tenapanor in patients with IBS-C, and T3MPO-3, the long-term safety extension study of tenapanor in patients with IBS-C. Results from T3MPO-2 are expected early in the fourth quarter of 2017, with completion of T3MPO-3 expected by late 2017. Based on the success of T3MPO-1 and pending T3MPO-2 results, Ardelyx is preparing for its first New Drug Application for tenapanor for the treatment of IBS-C, which the company currently expects to submit in 2018.

•	Second Phase 3 Trial of Tenapanor for Hyperphosphatemia Preparing to Enroll – Ardelyx successfully completed and achieved the primary endpoint in the first Phase 3 trial of tenapanor as a treatment for hyperphosphatemia in patients with end-stage renal disease (ESRD) on dialysis. Based on learnings from the first Phase 3 trial and in an effort to optimize the potential for clinical and regulatory success in its second Phase 3 trial, Ardelyx has sought feedback on the study protocol from the U.S. Food and Drug Administration. The company expects to begin patient enrollment by October of 2017. The study is expected to be comprised of a 26-week randomized treatment period followed by an up to 12-week, double-blind, placebo-controlled, randomized withdrawal (RW) period with an open-label extension.

•	Onset-of-Action Data for RDX7675 for Hyperkalemia to Follow T3MPO-2 Results – Earlier this year, Ardelyx announced the initiation of an onset-of-action study, as well as a single Phase 3 trial designed to support the registration of RDX7675 for the treatment of hyperkalemia. Consistent with its efforts to ensure the on-time delivery of T3MPO-2 results, completion of T3MPO-3 and enrollment in the second hyperphosphatemia Phase 3 study, Ardelyx has adjusted the timing for the RDX7675 onset-of-action study results and currently expects to report data following the T3MPO-2 results in the fourth quarter of 2017.

Second Quarter 2017 Financial Results

•	Cash Position: As of June 30, 2017, Ardelyx had total capital resources including cash, cash equivalents and short-term investments of $148.7 million compared to total capital resources including cash, cash equivalents and short-term investments of $200.8 million as of December 31, 2016.

•	R&D Expenses: Research and development expenses were $20.6 million for the three months ended June 30, 2017, a decrease of $3.3 million, or 14 percent, compared to $23.8 million for the three months ended June 30, 2016. The decrease consisted of a net $5.8 million decrease in our external program costs, primarily due to a reduction of clinical activities related to tenapanor as well as product development activities related to RDX8940, offset by increased costs associated with product development activities related to RDX7675. This was offset by an increase of $2.5 million in our internal program costs, primarily related to costs associated with research and development headcount to support the growth of our research and development activities.

•	G&A Expenses: General and administrative expenses were $5.8 million for the three months ended June 30, 2017, an increase of $1.0 million, or 20 percent, compared to $4.9 million for the three months ended June 30, 2016. The increase was primarily due to an increase of $1.0 million in personnel and other costs including share-based compensation, as a result of an increase in headcount.

•	Net Loss: Net loss for the quarter ended June 30, 2017 was $25.7 million compared to a net loss of $28.6 million for the quarter ended June 30, 2016.

Conference Call Information

The company will host a conference call today, August 9, 2017 at 8:00 a.m. ET to discuss the company’s strategic review and second quarter financial results. To participate in the conference call, please dial (855) 296-9612 (toll-free) or (920) 663-6277 (toll) and reference call ID number 47784045. A webcast of the call, and reference slides, can also be accessed by visiting the Investor page of the company’s website www.ardelyx.com, and will be available on the website for 60 days following the call.

About Ardelyx, Inc.

Ardelyx is focused on enhancing the way patients with cardiorenal and gastrointestinal (GI) diseases are treated by using the gut as the gateway to delivering medicines that matter. The company has established unique cardiorenal and GI business portfolios aimed at bringing new, effective medicines with distinct safety and dosing advantages to underserved patients. Ardelyx’s cardiorenal portfolio includes the Phase 3 development of tenapanor for the treatment of hyperphosphatemia in people with end-stage renal disease who are on dialysis and the Phase 3 development of RDX7675 for the treatment of people with hyperkalemia. The company’s GI portfolio includes the Phase 3 development of tenapanor for the treatment of people with irritable bowel syndrome with constipation (IBS-C), and RDX8940, the company’s TGR5 agonist. For more information, please visit http://www.ardelyx.com/ and connect with us on Twitter @Ardelyx.

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Ardelyx, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor of the Private Securities Reform Act of 1995, including the potential for Ardelyx’s product candidates in treating the diseases and conditions for which they are being developed; Ardelyx’s future development plans for tenapanor and its other product candidates and the expected timing thereof; Ardelyx’s expectations regarding the timing of its initiation of, and receipt of results from its clinical trials evaluating its product candidates and for the completion of its T3MPO program; the potential of Ardelyx’s drug discovery and design platform; Ardelyx’s ability to generate revenues in the future; and Ardelyx’s expectations regarding the exhaustion of its current capital resources. Such forward-looking statements involve substantial risks and uncertainties that could cause the development of Ardelyx’s product candidates or Ardelyx’s future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in research and the clinical development process, including the regulatory approval process, and the uncertainties in the manufacture of clinical trial material, including process development and the scale up of manufacturing processes, and uncertainties in the drug commercialization process. Ardelyx undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Ardelyx’s business in general, please refer to Ardelyx’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2017, and its future current and periodic reports to be filed with the Securities and Exchange Commission.

Contacts:

Monique Allaire, THRUST IR

781-631-0759

monique@thrustir.com

OR

Alicia Davis, THRUST IR

910-620-3302

alicia@thrustir.com

Ardelyx, Inc.

Consolidated Condensed Balance Sheets

(In thousands)

	June 30, 2017	December 31, 2016
	(Unaudited)	(1)
Assets
Cash and cash equivalents	$63,636	$74,598
Short-term investments	85,088	126,225
Property and equipment, net	9,335	8,991
Prepaid and other assets	6,063	3,317

Total Assets	$164,122	$213,131

Liabilities and stockholders’ equity
Accounts payable and accrued liabilities	$18,388	$19,201
Other liabilities	756	779
Stockholders’ equity	144,978	193,151

Total liabilities and stockholders’ equity	$164,122	$213,131

(1)	Derived from the audited financial statements included on Form 10-K for the year ended December 31, 2016.

Ardelyx, Inc.

Consolidated Condensed Statements of Operations

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating expenses:
Research and development	$20,572	$23,838	$42,960	$43,091
General and administrative	5,846	4,852	11,892	9,130

Total operating expenses	26,418	28,690	54,852	52,221

Loss from operations	(26,418)	(28,690)	(54,852)	(52,221)
Other income	697	77	1,123	139
Provision for income taxes	—	—	—	—

Net loss	$(25,721)	$(28,613)	$(53,729)	$(52,082)

Net loss per common share, basic & diluted	$(0.54)	$(0.83)	$(1.13)	$(1.53)

Weighted-average shares used in computing net loss per share, basic and diluted	47,403,243	34,636,559	47,373,404	34,051,785

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